UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2022

Impinj, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37824	91-2041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

(Address of Principal Executive Offices, and Zip Code)

(206) 517-5300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2022, the Board of Directors (the “Board”) of Impinj, Inc. (the “Company”) set the size of the Board to nine directors and appointed Meera Rao to serve as a director, with an initial term expiring at the Company’s next annual meeting of stockholders. There are no arrangements or understandings between Ms. Rao, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Ms. Rao was selected as a director. There are no related party transactions between the Company and Ms. Rao (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Ms. Rao does not have any family relationships with any of the Company’s directors or executive officers. In connection with her appointment, Ms. Rao will enter into a standard indemnification agreement in the form previously approved by the Board.

Additionally, the Board approved an amended and restated outside director compensation policy, effective as of February 1, 2022 (the “Amended Policy”), which increases each outside director’s initial equity compensation and annual compensation to $175,000 per annum. The foregoing is a summary of the Amended Policy and is qualified by reference to the Amended Policy, a copy of which is included in Exhibit 99.1 hereto. Ms. Rao will participate in the Amended Policy.

Additionally, on February 1, 2022, each of Theresa Wise and Peter van Oppen, the Company’s Board Chair, notified the Board that they each decided to decline to stand for re-election at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), but that they would continue to serve as directors until the 2022 Annual Meeting. With the recommendation of the Company’s nominating committee and the approval of the Board, director Steve Sanghi will assume the role of Board Chair following the end of Mr. van Oppen’s term.

Additionally, on February 1, 2022, the Board appointed Hussein Mecklai as the Company’s Chief Operating Officer, effective February 6, 2022. Mr. Mecklai, age 49, has served as the Company’s Executive Vice President, Engineering since February 2019. Before joining the Company, he held various positions at Intel Corporation from 2013 to 2018, including Vice President Platform Engineering Group and General Manager Product Architecture Group from February 2016 until December 2018. Mr. Mecklai holds a BS in electrical engineering from Lafayette College, and a MS in electrical engineering from Lehigh University.

In connection with Mr. Mecklai’s promotion to Chief Operating Officer, the compensation committee of the Board approved a new annual base salary for Mr. Mecklai of $390,000 per annum. Mr. Mecklai is otherwise continuing under the terms of his existing compensation arrangement with the Company.

There are no arrangements or understandings between Mr. Mecklai and any other persons pursuant to which he was appointed Chief Operating Officer. There are also no family relationships between Mr. Mecklai and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with his appointment, Mr. Mecklai will enter into a standard indemnification agreement in the form previously approved by the Board.

A copy of the press releases announcing Ms. Rao’s appointment to the Board and Mr. Mecklai’s appointment as Chief Operating Officer are attached as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Impinj, Inc. Amended and Restated Outside Director Compensation Policy

99.2	Press Release, dated as of February 3, 2022

99.3	Press Release, dated as of February 3, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Impinj, Inc.

Date: February 3, 2022	By:	/s/ Chris Diorio
Chris Diorio
Chief Executive Officer